EXHIBIT 11 - STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
(In thousands, except per share amounts)



                                                      Three Months Ended   Six Months Ended
                                                           June 30,            June 30,
Primary Earnings per Common Share                       1997      1996      1997      1996
                                                        ----      ----      ----      ----
Net earnings                                           $21.1     $22.3     $39.7     $42.0
Effect of preferred stock dividends, net of taxes       (1.4)     (1.3)     (2.8)     (2.6)
                                                       -----     -----     -----     -----
Net earnings available to common shareholders          $19.7     $21.0     $36.9     $39.4
                                                       =====     =====     =====     =====

Average Common Shares outstanding                       28.8      27.8      28.6      27.7
Common stock equivalents                                 0.7       0.2       0.7       0.2
                                                       -----     -----     -----     -----
Average number of Common Shares - primary               29.5      28.0      29.3      27.9
                                                       =====     =====     =====     =====

Primary earnings per Common Share                      $0.67     $0.75     $1.26     $1.41
                                                       =====     =====     =====     =====

Fully Diluted Earnings per Common Share

Net earnings                                           $21.1     $22.3     $39.7     $42.0
Effect of ESOP charge to operations assuming
  conversion of Series A ESOP Convertible
  Preferred Shares, net of taxes                        (0.6)     (0.6)     (1.3)     (1.3)
                                                       -----     -----     -----     -----
Net earnings available to common shareholders          $20.5     $21.7     $38.4     $40.7
                                                       =====     =====     =====     =====

Average Common Shares outstanding                       28.8      27.8      28.6      27.7
Common stock equivalents                                 0.8       0.2       0.7       0.2
Assumed conversion of Series A ESOP Convertible
  Preferred Shares                                       2.7       2.7       2.7       2.8
                                                       -----     -----     -----     -----
Average number of Common Shares - fully diluted         32.3      30.7      32.0      30.7
                                                       =====     =====     =====     =====

Fully diluted earnings per Common Share                $0.64     $0.71     $1.20     $1.33
                                                       =====     =====     =====     =====


  Common stock equivalents reflect the assumed exercise of dilutive employees'
                 stock options using the treasury stock method.